Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals, Inc. Reports Third Quarter EXPAREL® Revenue of $20.0 Million and Full Third Quarter 2013 Financial Results

Company Will Host Conference Call Today at 9:00 a.m. ET

PARSIPPANY, N.J., October 31, 2013 — Pacira Pharmaceuticals, Inc. (NASDAQ:PCRX) today provided updates on the commercial success of EXPAREL® (bupivacaine liposome injectable suspension) for postsurgical pain in the United States and announced consolidated financial results for the quarter ended September 30, 2013.

“The strong third quarter for EXPAREL sales was accelerated by increased traction in orthopedic surgeries and infiltration into the transversus abdominis plane (or iTAP) procedures,” said Dave Stack, president, chief executive officer and chairman of Pacira. “Driven by strategic partnerships, specialized education and training, as well as new clinical evidence, we are changing the standard of care for postsurgical pain management across different surgical specialties and audiences.”

Recent Highlights

•                  EXPAREL Commercialization: In the third quarter ended September 30, 2013, EXPAREL sales totaled $20.0 million, up from $15.2 million in the second quarter. Pacira continued its steady expansion of EXPAREL sales, reporting 297 total new accounts in the third quarter, an average of 23 new customers per week. As of September 30, 2013, 1,732 total accounts ordered EXPAREL since launch, with 165 accounts each ordering more than $100,000. The customer base has continued to grow along with acceptance and use of EXPAREL in hospitals that adopted the product early in the launch.

•                  Data Continues to Shift the Pain Control Paradigm and Support the Utility of EXPAREL Among Surgeons and Anesthesiologists:  As an increasing number of surgeons and anesthesiologists gain experience with EXPAREL, they are conducting and presenting their own independent findings across multiple surgical models. Last month, a 200-patient study evaluating the benefits of EXPAREL infiltration as the foundation of a multimodal postsurgical pain management regimen in patients undergoing total knee arthroplasty (TKA) versus femoral nerve block with a local anesthetic was presented at the 7th Annual Marshall Steele Orthopedic and Spine Summit in San Antonio. The study showed better pain control with improved knee flexion, shorter length of hospital stay and substantial cost savings among patients receiving EXPAREL.

•                  Strategic Partnerships: Earlier this month, Pacira launched into a promotional, 5-year agreement with CrossLink Bioscience, LLC, an orthopedic device distributor based in Atlanta. With CrossLink acting as a local agent and lead partner in current collaboration with additional distributors in select markets across the United States, the arrangement allows Pacira to partner with several hundred orthopedic distributor representatives to promote and sell EXPAREL.

Third Quarter 2013 Financial Results

•                  EXPAREL net product sales for the third quarter of 2013 totaled $20.0 million, a 340% increase compared to $4.6 million for the third quarter of 2012.

•                  Total revenues for the third quarter of 2013 were $23.3 million, a 174% increase compared to $8.5 million for the third quarter of 2012.

•                  Total operating expenses for the third quarter of 2013 were $36.1 million, compared to $24.2 million for the third quarter of 2012.

•                  Net loss for the third quarter of 2013 was $14.8 million, or $0.44 per share, compared to $15.7 million, or $0.49 per share, for the third quarter of 2012.

•                  Non-GAAP net loss was $10.0 million, or $0.30 per share, for the third quarter of 2013 compared to $14.0 million, or $0.43 per share, for the third quarter of 2012.

•                  Pacira ended the third quarter of 2013 with cash and cash equivalents, restricted cash and short-term investments (“cash”) of $83.8 million.

•                  As of September 30, 2013, the Company had approximately 33.5 million shares of common stock outstanding.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call to discuss the company’s financial results and recent and upcoming developments today, Thursday, October 31, 2013, at 9 a.m. ET. The call can be accessed by dialing 1-866-318-8618 (domestic) or 1-617-399-5137 (international) five minutes prior to the start of the call and providing the passcode 26728091.

A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), and providing the passcode 62860661.  The replay of the call will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can also be accessed by visiting the “Investors & Media” section of the company’s website at investor.pacira.com. A replay of the webcast will be archived on the Pacira website for two weeks following the call.

Non-GAAP Financial Information

This press release contains a financial measure, non-GAAP net loss, that does not comply with United States generally accepted accounting principles (GAAP) because it excludes stock-based compensation and other non-cash charges. This measure supplements our financial results prepared in accordance with GAAP.  Pacira management uses this measure to better analyze its financial results and to help make managerial decisions.  In management’s opinion, this non-GAAP measure is useful to investors and other users of our financial statements by providing greater transparency into the operating performance at Pacira. Such a measure should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira.  Such a non-GAAP net loss measure is also unlikely to be comparable with non-GAAP disclosures released by other companies. See a reconciliation of non-GAAP net loss to net loss below.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is an emerging specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s current emphasis is the development of non-opioid products for postsurgical pain control, and its lead product, EXPAREL® (bupivacaine liposome injectable suspension), was commercially launched in the United States in April 2012. EXPAREL and two other products have utilized the Pacira proprietary product delivery technology DepoFoam®, a unique platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia. The product combines bupivacaine with DepoFoam, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting in the same fashion as current local anesthetics. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing analgesia with reduced opioid requirements for up to 72 hours. Pivotal studies have demonstrated the safety and efficacy of EXPAREL in patients undergoing bunionectomy or hemorrhoidectomy procedures and additional studies are underway to further demonstrate the safety and efficacy in other procedures. Additional information is available at www.EXPAREL.com.

Important Safety Information

EXPAREL is contraindicated in obstetrical paracervical block anesthesia. EXPAREL has not been studied for use in patients younger than 18 years of age. Non-bupivacaine-based local anesthetics, including lidocaine, may cause an immediate release of bupivacaine from EXPAREL if administered together locally. The administration of EXPAREL may follow the administration of lidocaine after a delay of 20 minutes or more. Other formulations of bupivacaine should not be administered within 96 hours following administration of EXPAREL. Monitoring of cardiovascular and neurological status, as well as vital signs should be performed during and after injection of EXPAREL as with other local anesthetic products. Because amide-type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease. Patients with severe hepatic disease, because of their inability to metabolize local anesthetics normally, are at a greater risk of developing toxic plasma concentrations. In clinical trials, the most common adverse reactions (incidence greater-than or equal to 10%) following EXPAREL administration were nausea, constipation, and vomiting.

Please see the full Prescribing Information for more details available at http://www.exparel.com/pdf/EXPAREL_Prescribing_Information.pdf.

Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about our plans and expectations regarding EXPAREL, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our plans to expand the indications of EXPAREL to include nerve block, including the timing and success of an sNDA; our plans to continue to manufacture and provide support services for our commercial partners who have licensed DepoCyt(e); our commercialization and marketing capabilities; and other factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Company Contact:

Pacira Pharmaceuticals, Inc.

Jessica Cho, (973) 254-3574

Media Contact:

Pure Communications, Inc.

Susan Heins, (864) 286-9597

(Tables Follow)

Pacira Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents, restricted cash and short-term investments	$83,822	$42,573
Accounts receivable, net	9,771	4,352
Inventories	15,606	12,077
Prepaid expenses and other current assets	2,486	1,920
Total current assets	111,685	60,922
Fixed assets, net	45,944	39,116
Goodwill	9,539	8,297
Intangibles, net	1,670	3,208
Other assets	3,557	511
Total assets	$172,395	$112,054
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,559	$2,569
Accrued expenses	15,573	9,792
Convertible senior notes (*)	97,927	—
Current portion of royalty interest obligation	941	823
Current portion of deferred revenue	972	972
Total current liabilities	116,972	14,156
Long-term debt	—	25,191
Royalty interest obligation	403	857
Deferred revenue	2,991	3,720
Other liabilities	2,911	2,275
Total stockholders’ equity	49,118	65,855
Total liabilities and stockholders’ equity	$172,395	$112,054

(*) The convertible senior notes are contractually due in 2019. However, because of certain conditions that were met during the three months ended September 30, 2013, the note holders can redeem any time during the quarter ended December 31, 2013.

Pacira Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Net product sales	$22,408	$4,550	$49,520	$9,978
Collaborative licensing and development revenue	243	3,484	729	16,574
Royalty revenue	608	452	1,737	2,082
Total revenues	23,259	8,486	51,986	28,634

Operating expenses:
Cost of revenues	14,791	9,287	36,396	22,467
Research and development	5,962	3,527	16,724	6,693
Selling, general and administrative	15,320	11,378	42,336	32,943
Total operating expenses	36,073	24,192	95,456	62,103
Loss from operations	(12,814)	(15,706)	(43,470)	(33,469)

Other (expense) income:
Interest income	62	87	207	218
Interest expense	(1,892)	(456)	(5,325)	(1,464)
Loss on early extinguishment of debt	—	—	(3,398)	(1,062)
Royalty interest obligation	(132)	378	(379)	(47)
Other, net	(8)	(48)	(30)	(111)
Total other expense, net	(1,970)	(39)	(8,925)	(2,466)
Loss before income taxes	(14,784)	(15,745)	(52,395)	(35,935)
Income tax benefit	—	—	442	—
Net loss	$(14,784)	$(15,745)	$(51,953)	$(35,935)

Net loss per share:
Basic and diluted net loss per common share	$(0.44)	$(0.49)	$(1.57)	$(1.21)
Weighted average common shares outstanding:
Basic and diluted	33,359,576	32,436,207	33,050,721	29,585,716

Pacira Pharmaceuticals, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

GAAP net loss	$(14,784)	$(15,745)	$(51,953)	$(35,935)

Non-GAAP adjustments:
Stock-based compensation	3,777	1,469	8,227	3,220
Loss on extinguishment of debt	—	—	3,398	1,062
Non-cash debt discount amortization	1,035	260	2,924	571
Total Non-GAAP adjustments	$4,812	$1,729	$14,549	$4,853

Non-GAAP net loss	$(9,972)	$(14,016)	$(37,404)	$(31,082)

GAAP basic and diluted net loss per common share	$(0.44)	$(0.49)	$(1.57)	$(1.21)
Non-GAAP basic and diluted net loss per common share	$(0.30)	$(0.43)	$(1.13)	$(1.05)

Weighted average common shares outstanding - basic and diluted	33,359,576	32,436,207	33,050,721	29,585,716